TIGER ETHANOL INTERNATIONAL INC.

STOCK SUBSCRIPTION AGREEMENT

$2.25 per Share

The undersigned subscriber (the “Subscriber”) hereby offers to subscribe for _________ shares of the Common Stock (the “Stock”) of Tiger Ethanol International Inc. (the “Company”), a Nevada corporation, with its principal place of business at 6600, Trans-Canada, Suite 519, Pointe-Claire, Quebec, Canada, H9R 4S2. The par value of the Stock is $.001. The Subscriber agrees to pay $2.25 per share.

A. SUBSCRIBER INFORMATION.  Please print your individual or entity name and address. Joint Subscribers should provide their respective names. Your name and address will be recorded exactly as printed below.

INDIVIDUALS:	ENTITIES:

Name of Individual Subscriber (Please Print)	Name of Entity (Please Print)

Attention:
Street Address	Street Address

Telephone	Telephone

Facsimile	Facsimile

Email Address	Email Address

B. NUMBER OF SHARES OF STOCK PURCHASED. The maximum number of shares to be sold in this offering is 5,000,000.

Number of Shares of Stock Purchased:

C.    PURCHASE PRICE.  Indicate the dollar amount of your investment.  The purchase price is calculated by multiplying $2.25 per share by the number of shares of Stock to be purchased indicated in Item B above.

Purchase Price:

D.          GENERAL INSTRUCTION FOR SUBSCRIBERS.  You should read the prospectus dated _______________ as filed with and declared effective by the U.S. Securities and Exchange Commission (the “Prospectus”) in its entirety, including exhibits, for a complete explanation of an investment in Tiger Ethanol International Inc. To subscribe, you must:

1.  Complete all information required in this Subscription Agreement, and date and sign the Subscription Agreement below.

2.          Immediately provide your personal (or business) check for the Purchase Price in an amount made payable to “Tiger Ethanol International Inc.” You will determine this amount in Item C of this Subscription Agreement.

3.           Deliver this subscription agreement, together with your personal or business check described in Item 2 of these instructions to the following:

Tiger Ethanol International Inc.
6600, Trans-Canada, Suite 519, Pointe-Claire, Quebec, Canada H9R 4S2 Attention: Chief Executive Officer

E.         REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER. The Subscriber hereby represents and warrants that:

1.  The Subscriber is financially responsible, able to meet his/her obligations hereunder, and acknowledges this investment may be long term and is by its nature speculative; further, the Subscriber acknowledges he/she is financially capable of bearing the risk of this investment.

2.   The Subscriber has had substantial experience in business or investments in one or more of the following:

(i)  knowledge of, and investment experience with, securities such as stocks and bonds; or

(ii)  ownership of interests in new ventures and/or start-up companies;

3.  The Subscriber is capable of bearing the high degree of economic risks and burdens of this investment, including, but not limited to, the possibility of the complete loss of all his/her investment capital and the lack of a liquid public market, such that he/she may not be able to readily liquidate the Investment whenever desired or at the then current asking price of the Stock.

4.  Other than the Prospectus, at no time was the Subscriber presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising otherwise than in connection and concurrently with this offer.

5.  The Stock which the Subscriber hereby subscribes is being acquired solely for his/her own account, for investment, and is not being purchased with a view to or for the resale or distribution thereof and the Subscriber has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

The foregoing representations and warranties shall be true and accurate as of the date hereof and as of the date of any acceptance of this offer by the Company and shall survive the date of such acceptance by the Company.

6. The Company has provided the Subscriber with a copy of the Prospectus.

F.  REVOCATION.

The Subscriber agrees that he/she shall not cancel, terminate or revoke this agreement or any provisions hereof or any agreement of the Subscriber made hereunder.

G.  NOTICES.

All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Subscriber or to the Company at their respective addresses set forth below.

H. GOVERNING LAW.

This agreement and other transactions contemplated hereunder shall be construed in accordance with and governed by the laws of the State of Nevada.

I.  ENTIRE AGREEMENT.

This offer constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

SIGNATURE OF SUBSCRIBER/JOINT SUBSCRIBER:

Date:

INDIVIDUALS:	ENTITIES:

Name of Individual Subscriber (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Subscriber (Please Print)	Signature of Officer

Signature of Joint Individual Subscriber

ACCEPTANCE OF SUBSCRIPTION BY TIGER ETHANOL INTERNATIONAL INC.

Tiger Ethanol International Inc. hereby accepts the subscription for the above shares.

By: ____________________________________
Name:
Title:

Dated: __________________________________